Exhibit 1(b)

Exhibit 1(b)


Exhibit 1(b)
SUPPLEMENTAL TRUST INSTRUMENT
OF
FIDELITY ADVISOR ANNUITY FUND
The undersigned, being duly elected Trustee of Fidelity Advisor Annuity Fund (the "Trust") does hereby certify pursuant to Article XII, Section 5 of the Trust Instrument of the Trust that the Trustees, acting pursuant to
Article XII, Section 7 thereof, on December 30, 1996 amended and restated
Article 1, Section 1 and Article 1, section 2(b) thereof in their entirety to read as follows:
1. Section 1 of the Trust Instrument be, and it hereby is, amended and restated in its entirety as follows:
 "The name of the Trust created hereby is the "Variable Insurance Products Fund III."
2. Section 2 (b) or the Trust Instrument be, and it hereby is, amended and restated in its entirety as follows:
"(b) The Trust refers to Variable Insurance Products Fund III and reference to the trust, when applicable to one or more Series of the Trust shall refer to one or more Series of the Trust shall refer to any such series;
 IN WITNESS of the foregoing, signed this 30th day of December, 1996

       /s/J. Gary Burkhead
    J. Gary Burkhead
    Trustee and not individually.



 Dated: December 30, 1996